                                                                    EXHIBIT 99.7


                       [CALIFORNIA MICROWAVE LETTERHEAD]

FOR IMMEDIATE RELEASE                                              PRESS RELEASE
---------------------
Tuesday, June 2, 1998

For Further Information Contact:
--------------------------------

Stephanie M. Day              Investor Information Line:     Deborah Passik
Vice President-               (Toll-free) 1-888-225-6789     William Dunk Partners, Inc.
Corporate Communications      http://www.calmike.com         (919) 929-4100
(408) 743-3429
sday@califmicro.com


                  CALIFORNIA MICROWAVE SELLS SERVICES DIVISION
                             FOR $8 MILLION IN CASH

SUNNYVALE, CALIFORNIA - CALIFORNIA MICROWAVE, INC. (NASDAQ NATIONAL MARKET:
CMIC) announced today that on May 29, 1998, it completed the sale of its Services Division to Telscape International, Inc., a publicly traded Houston, TX-based telecommunications company, for approximately $8 million in cash. The transaction is subject to post-closing adjustments for changes in net assets between April 25, 1998, and the closing of the transaction.

REFOCUSING ON GROWTH BUSINESS

On April 23, 1998, California Microwave announced its strategic repositioning plan for growth, and stated that its Services Division was being divested. According to Frederick D. Lawrence, California Microwave's chairman and chief executive officer, "Even though our Services Division is a profitable operation, its business does not meet California Microwave's EVA requirements and its products and services do not fit with our new strategic focus on high-growth, commercial wireless markets. We will use the divestiture proceeds to continue our share buyback program and to invest in the wireless broadband access products and solutions markets that are growing at rates greater than 20%."

California Microwave also indicated in its April 23, 1998, press release that as part of its operational excellence initiative, operations and business processes were being reviewed and refocused to ensure successful execution of the company's new growth strategy. As a result of the review process, California Microwave will incur certain costs and expenses in its fourth quarter relating to: combining its two commercial terrestrial businesses, Microwave Radio Communications and Microwave Data Systems; combining its government businesses, Airborne Systems Integration and Government Electronics; streamlining its product lines; and consolidating and updating its four separate information systems related to its commercial businesses. California Microwave currently anticipates that all but $2-4 million of those costs and expenses will be covered by the estimated $6 million pre-tax gain to be recognized on the sale of its Services Division.

Statements made in this press release that are not historical facts, including any statements about expectations for fiscal year 1998 and beyond are forward-looking statements, involving certain risks and uncertainties. Factors that could cause the company's actual results to differ materially from management's projections, estimates and expectations include, but are not limited to, delays in the receipt of orders or in the shipment of products, the company's success in implementing its strategic plan, and other factors referred to in the company's Securities and Exchange Commission filings.

California Microwave, Inc. (http://www.calmike.com) is a leading U.S. supplier of satellite earth station and microwave radio infrastructure products and information and collection systems. Its focus is on transmission of high-speed data, especially for Internet traffic, via satellite and terrestrial wireless communications.


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